Exhibit 99.1
The Ensign Group, Inc. Reports Third Quarter 2008 Earnings; Reaffirms 2008 Guidance
Conference Call and Webcast Scheduled for October 31, 2008 at 11:30 am ET
MISSION VIEJO, California (PR Newswire) — October 30, 2008 — The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services and assisted living companies, today reported record results for the third quarter of fiscal year 2008.
Third Quarter Highlights Include:
•	Total revenue was a record $116.3 million, up 11.8% over the third quarter of 2007; and organic revenue was $113.5 million, up 9.8% over the prior year;

•	Skilled revenue for the quarter increased 24.6% over the prior year to $51.4 million, as skilled mix improved 460 basis points to 46.3%;

•	EBITDA improved 45.6% in the quarter to $14.2 million, compared to $9.7 million in 2007;

•	Consolidated net income for the quarter was a record $6.8 million, compared to $4.5 million the year before, an overall improvement of 52.2%; and

•
The Company had $56.4 million in cash at quarter end, which included $35.6 million in year-to-date cash flow from operations, a 224.0% increase over cash flow from operations for the first nine months of 2007 of $11.0 million.

Operating Results
Commenting on the results, Ensign President and Chief Executive Officer Christopher Christensen said, “Despite the economic downturn, we are pleased to report that we have quickly adjusted to achieve the highest revenue and earnings in the third quarter we’ve ever posted.”
He noted that the record third quarter performance builds on record first and second quarters, adding, “We believe that these results graphically reconfirm the fundamental strength in our basic business model. As our outstanding facility leaders and their teams continue market-by-market to improve clinical quality, serve more skilled residents, adjust quickly to changes on the ground and lead previously-underperforming facilities to higher levels, Ensign continues to perform in spite of economic conditions.”
Chief Financial Officer Alan Norman reported that revenue was also impacted by the recent California budget delay. “Because of the late budget California, which accounts for about half of our operational beds, has not yet finalized its 2009 Medi-Cal rate increase which should have gone into effect August 1, and so no increase was booked during the period in our California facilities.” He noted that if the final rate resulted only in a 2.0% increase, the assumption used to develop management’s previously-issued guidance, total revenue would have climbed to $116.7 million, additional an additional $0.01 in earnings per fully diluted share for the quarter. “We expect the rate to be finalized soon, and we will pick up any retroactive reimbursement increase in the 4th quarter,” he added.

Christensen also discussed Ensign’s industry-low debt ratio and the strength in its balance sheet. “We have been steadily building this balance sheet to prepare for both difficult economic cycles as well as compelling acquisition opportunities, and we believe that we are seeing the convergence of both of these events now and in the coming months,” he said. “We believe we are well-positioned to perform and grow during the current economic downturn.”
Year-to-date EBITDAR improved 20.5% to $52.4 million, compared to $43.5 million in the first nine months of 2007. Year-to-date EBITDA improved 32.9% to $41.2 million, compared to $31.0 million in the first nine months of 2007. A discussion of the company’s use of these non-GAAP financial measures is set forth below, and a reconciliation of net income to EBITDAR and EBITDA appears in the financial data portion of this release.
Year-to-date consolidated net income was $19.7 million compared to $14.3 million the year before, an overall improvement of 37.4%. Net cash from operations grew by more than 224% year-to-date, to $35.6 million.
Fully diluted net earnings per share was $0.33 for the quarter, compared to $0.21 per share in the prior year taking into account the effects of the November 2007 issuance of 4,000,000 additional shares at Ensign’s initial public offering, and to $0.26 per share on a GAAP basis.
More complete information is contained in the Company’s 10-Q, which was filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.
2008 Guidance Reaffirmed
Management reaffirmed 2008 annual guidance, which was raised following the second quarter of 2008, projecting consolidated revenue of $463 million to $467 million for 2008, up from the previous range of $454 million to $458 million, and fully diluted net earnings per share for 2008 of $1.30 to $1.35, up from the previous range of $1.27 to $1.32. This guidance is based upon diluted weighted average common shares outstanding of 21,000,000 shares and assumes, among other things, no additional acquisitions or dispositions and a continued stable Medicare and Medicaid reimbursement environment.
Recent Highlights
During the quarter the company licensed, certified and opened the newly-completed 32-bed rehabilitation wing at Park Manor Rehabilitation Center, its outstanding skilled nursing and rehabilitation facility in Walla Walla, Washington. The new $3.2 million addition brings the total number of licensed and operating beds at Park Manor to 109, with 10 new private rooms and 11 new semi-private rooms. The rest of the facility is now being updated and remodeled, and two three-bed wards in the existing building have been reconfigured to more comfortably serve two patients each, for a net gain of 30 new operational beds during the quarter. With the project’s completion, eight existing beds which had been listed as non-operational during the construction project are back in service as well.
Ensign won the right to build the additional beds in 2006 after successfully navigating Washington’s certificate of need process, including several appeals. Proceeds of Ensign’s initial public offering were used to complete the construction.
Other Developments
On October 28, 2008 Ensign subsidiaries acquired the assets of four skilled nursing facilities in Texas and California for an aggregate purchase price of approximately $10.4 million. The four facilities include 426 skilled nursing beds. Ensign operating subsidiaries have been operating the three Texas facilities since 1999 and the California facility since 2001. The operating subsidiaries will continue to operate their facilities under new long-term leases with the acquiring entities. The prior lease agreements did not contain purchase options.

Proceeds of Ensign’s recent IPO were used to fund the transactions. Management expects the acquisitions to be immediately accretive to earnings.
With the Texas and California acquisitions the Company operates 62 facilities in six Western states, owns 32 of its facilities and operates the other 30 facilities under long-term lease arrangements, with options to purchase eight of those 30 leased facilities.
Conference Call
A live webcast will be held on Friday, October 31, 2008, at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) to discuss Ensign’s third quarter fiscal year 2008 financial results. To listen to the webcast, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the Ensign website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. (Pacific Time) on Friday, November 7, 2008.
About Ensign™
The Ensign Group, Inc.’s operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients, at 62 facilities located in California, Arizona, Texas, Washington, Utah and Idaho. Each of these facilities is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated “Company” and “its” assets and activities, as well as the use of the terms “we,” “us,” “our” and similar verbiage are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about our business, financial performance, operating results, the industry in which we operate and other future events. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding our growth prospects, future operating and financial performance, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to materially and adversely differ from those expressed in any forward-looking statement.
These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for our services; our ability to acquire, develop, manage or improve facilities, our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of facilities; competition from other companies in the acquisition, development and operation of facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review our periodic filings with the Securities and Exchange Commission, including our Form 10-Q, which was filed today, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Robert East, Westwicke Partners LLC, (443) 213-0500, bob.east@westwickepartners.com, or Gregory Stapley, Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net
SOURCE: The Ensign Group, Inc.

Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$116,328	$104,092	$345,425	$302,339

Expense:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	94,297	86,176	278,364	247,177
Facility rent—cost of services	3,282	4,177	11,229	12,511
General and administrative expense	4,565	3,995	14,628	11,638
Depreciation and amortization	2,350	1,818	6,513	5,004

Total expenses	104,494	96,166	310,734	276,330
Income from operations	11,834	7,926	34,691	26,009

Other income (expense):
Interest expense	(1,183)	(1,288)	(3,553)	(3,637)
Interest income	239	275	1,094	973

Other expense, net	(944)	(1,013)	(2,459)	(2,664)
Income before provision for income taxes	10,890	6,913	32,232	23,345
Provision for income taxes	4,093	2,447	12,582	9,047

Net income	$6,797	$4,466	$19,650	$14,298

Net income per share:
Basic	$0.33	$0.32	$0.96	$1.04

Diluted	$0.33	$0.26	$0.95	$0.85

Weighted average common shares outstanding:
Basic	20,525	13,506	20,512	13,463

Diluted	20,777	16,878	20,667	16,887

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$56,407	$51,732
Other current assets	58,187	68,631

Total current assets	114,594	120,363
Property and equipment, net	141,893	124,861
Other assets	26,124	22,165

Total assets	$282,611	$267,389

Liabilities and stockholders’ equity
Current liabilities:
Current liabilities, excluding current maturities of long-term debt	$52,030	$54,401
Current maturities of long-term debt	1,089	2,993

Total current liabilities	53,119	57,394
Long-term debt—less current maturities	59,735	60,577
Other long-term liabilities	21,101	19,741
Total Stockholders’ equity	148,656	129,677

Total liabilities and stockholders’ equity	$282,611	$267,389

Reconciliation of Net Income to EBITDA and EBITDAR
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$6,797	$4,466	$19,650	$14,298
Interest expense, net	944	1,013	2,459	2,664
Provision for income taxes	4,039	2,447	12,582	9,047
Depreciation and amortization	2,350	1,818	6,513	5,004

EBITDA	14,184	9,744	41,204	31,013
Facility rent—cost of services	3,282	4,177	11,229	12,511

EBITDAR	$17,466	$13,921	$52,433	$43,524

Discussion of Non-GAAP Financial Measures
EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, and (c) depreciation and amortization. EBITDAR consists of EBITDA before facility rent-cost of services. The Company believes that the presentation of EBITDA and EBITDAR provides important supplemental information to management and investors to evaluate the Company’s operating performance. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that these non-GAAP measures provide useful information to investors, the manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Report on Form 10-Q filed today with the SEC. The Form 10-Q is available on the SEC’s website at www.sec.gov or under the “Financial Information” link of the Investor Relations section of Ensign’s website at www.ensigngroup.net.